UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

James A. McIntyre
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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James A. McIntyre has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of Signature Group Holding, Inc., a Nevada corporation.

On June 1, 2012, Mr. McIntyre issued the following press release:

JAMES A. MCINTYRE SENDS LETTER TO STOCKHOLDERS OF SIGNATURE GROUP HOLDINGS

Urges Stockholders to Refrain from Voting on the Company’s White Proxy Card

SANTA BARBARA, CA – June 1, 2012 – James A. McIntyre, the largest individual stockholder of Signature Group Holdings, Inc. (OTC: SGGH) with current ownership of approximately 9.3% of the outstanding shares, today announced that he had delivered a letter to the Company’s stockholders in connection with the Company’s 2012 Annual Meeting scheduled to be held on July 24, 2012.  Mr. McIntyre has nominated five highly-qualified, independent director nominees for election at the Annual Meeting.

Mr. McIntyre is urging stockholders to NOT return the white proxy card sent by the Company and to support real change on the Board by waiting to vote until they receive his GOLD proxy card.  Mr. McIntyre has filed preliminary proxy materials with the Securities and Exchange Commission in connection with the Annual Meeting and will soon provide stockholders with information regarding his five director nominees.

The full text of the letter follows:

IMPORTANT NOTICE TO SIGNATURE GROUP STOCKHOLDERS:

WAIT!

PLEASE DO NOT SEND BACK THE COMPANY’S WHITE PROXY CARD
PLEASE DO NOT PROVIDE THE COMPANY WITH YOUR VOTING INSTRUCTIONS OVER THE PHONE

May 31, 2012

Dear Fellow Stockholders,

I am James A. McIntyre, the largest individual stockholder of Signature Group Holding, Inc. (“Signature” or the “Company”).  I am very concerned that the current management and Board of Directors (“Board”) of the Company are not acting in the best interests of stockholders.  On Friday, May 25, 2012, I filed my preliminary proxy statement with the Securities and Exchange Commission and will soon provide you with information regarding the five director candidates I am proposing for election at the upcoming 2012 meeting of stockholders of Signature, to be held on July 24, 2012 (the “Annual Meeting”).

As you will learn, my proposed slate of five nominees are all highly-qualified, independent, experienced and successful business people who will work diligently to guide the Company to protect and enhance all stockholders’ investment in Signature.  I urge you to refrain from voting until you have had an opportunity to review my proxy materials and to better understand your choices as a Signature stockholder.  You deserve the opportunity to review the information regarding each of my director nominees and to decide for yourself who will best serve your interests.

Current management has overseen continued poor performance and significant value destruction without being held accountable by the Board.  I believe change is necessary to preserve and enhance our investment in the Company.  Under the oversight of current management:

❑	The price of Signature’s stock has dropped from $0.71 per share on June 30, 2010 to $0.36 per share one May 24, 2012—a drop of nearly 50%.

❑	The Company’s listed assets on its financial statements have dropped from $157.8 million in June 2010 to $139.2 million as of March 31, 2012.

❑	Most tellingly, the Company’s stockholder equity has decreased from $90.9 million in June 2010 to $63.3 million as of March 31, 2012—a decrease of approximately 31%.

I believe the time has come for stockholders to elect highly qualified, independent directors to the Board who will be advocates for your interests and rights and who will hold management accountable for the Company’s poor performance.

By now you have likely received the proxy materials and a white proxy card from Signature for the Annual Meeting.  The Signature proxy statement, among other things, is asking you to elect the five directors proposed by Signature’s current Board and management.

Please do NOT respond to any solicitation made by Signature’s management and do NOT return a white proxy card voting for the Board’s nominees.

You will soon be receiving my proxy statement and my GOLD proxy card allowing you to support the slate of nominees I have proposed.

My interests are aligned with yours—to maximize the value of our investment in Signature.

•	DO NOT return the white proxy card sent to you by Signature.

•	DO NOT allow Signature’s proxy solicitor to call you at home.

•	DO NOT allow Signature to take your vote over the telephone.

We appreciate your support, and if you have any questions, please call my proxy solicitor MacKenzie Partners toll-free at 800-322-2885 or collect at 212-929-5500.

Sincerely, James McIntyre

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

James A. McIntyre is the sole participant in this solicitation.   Mr. McIntyre has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the election of his slate of director nominees at the 2012 annual meeting of stockholders of Signature Group Holdings, Inc., a Nevada corporation (the “Company”).

MR. MCINTYRE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, MR. MCINTYRE WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. MCINTYRE’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

As of the date hereof, Mr. McIntyre owns 11,203,394 shares of common stock of the Company, representing approximately 9.3% of the issued and outstanding shares of the Company.

CONTACT:

James R. Cummins
Waite, Schneider, Bayless & Chesley Co. L.P.A.
(513) 621-0267

Mark Harnett / Paul R. Schulman
MacKenzie Partners, Inc.
(212) 929-5500